Exhibit 99

Rules

of the

intercontinental hotels group plc

deferred award plan

Board Adoption:	23rd March 2023
Shareholders’ Approval:	5th May 2023
Effective Date	5th May 2023
Expiry Date:	5th May 2033

Table of Contents

1.	Meaning of words used	3
2.	Granting Awards	5
3.	Participant limits	7
4.	Share dilution limits	8
5.	Vesting and exercise of Awards	8
6.	Lapsing	9
7.	Settlement of Awards	9
8.	Investigations	10
9.	Dealing Restrictions	11
10.	Holding Period	11
11.	Leaving	12
12.	Mobile Participants	13
13.	Takeovers and other corporate events	14
14.	Exchange of Awards	15
15.	Variations in share capital	16
16.	Tax	16
17.	Terms of employment	16
18.	General	17
19.	Administration	19
20.	Changing the Plan and termination	19
21.	Governing law and jurisdiction	21

InterContinental Hotels Group PLC Deferred Award Plan

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InterContinental Hotels Group PLC Deferred Award Plan

1.	Meaning of words used

1.1	General

In these rules:

“Award” means a Conditional Award, a Forfeitable Award, an Option or a Phantom Award;

“Award Date” means the date specified under rule 2.4 (Terms of Awards);

“Business Day” means a day on which the London Stock Exchange (or, if the Committee decides, any other stock exchange on which the Shares are traded) is open for the transaction of business;

“Committee” means the board of directors of the Company or another committee duly authorised by it;

“Company” means InterContinental Hotels Group PLC;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Conditions” means any performance or other conditions imposed under rule 2.4 (Terms of Awards);

“Control” means the power of a person to secure by means of the holding of shares or the possession of voting power or by virtue of any powers conferred by any articles of association (or other document), that the affairs of a body corporate are conducted in accordance with the wishes of that person;

“Dealing Restrictions” means any internal or external restrictions on dealings or transactions in securities;

“Dividend Equivalent” means a right to receive an additional amount, as set out in rule 7.3 (Dividend Equivalents);

“Employee” means any person directly employed by the Company (including an employed executive director) or any Member of the Group and, for the purposes of rule 17 (Terms of employment), it includes a former employee;

“Executive Director” means an executive director of the Company;

“Exercise Period” means the period during which an Option may be exercised, starting when the Option Vests and ending on the 10th anniversary of the Award Date unless the Committee decides that a shorter period will apply under rule 2.4 (Terms of Awards);

“Forfeitable Award” means an award of Shares subject to forfeiture provisions under the Plan;

“Good Leaver Reason” means:

(i)	death;

(ii)	injury, ill health or disability (evidenced to the satisfaction of the Committee);

(iii)	the Participant’s employing company ceasing to be a Member of the Group;

(iv)	the business or part of the business that employs the Participant being transferred outside of the Group; or

(v)	any other reason, at the discretion of the Committee;

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“Group” means the Company and any company that is a subsidiary of the Company (within the meaning of section 1159 of the Companies Act 2006) and, for the purposes of rule 11 (Leaving), it includes associated companies nominated for this purpose by the Committee, and “Member of the Group” will be understood accordingly;

“Holding Period” will be as described in rule 10 (Holding Period);

“Leaves” means ceasing to be an employee (and ceasing to be a director) of all Members of the Group and “Leaving” will be understood accordingly;

“Malus and Clawback Policy” means the InterContinental Hotels Group PLC Malus and Clawback Policy (as amended from time to time) and “Malus” and “Clawback” will have the meanings given in the Malus and Clawback Policy;

“Market Value” on any day means:

(i)	when Shares are listed on the London Stock Exchange (or, if the Committee decides, any other stock exchange on which the Shares are traded):

(a)	the price shown in the Stock Exchange Daily Official List (or the relevant foreign exchange list that performs a similar function) for the previous Business Day as the closing price for the Shares on that day (or if two closing prices are shown, the lower price plus one-half of the difference between those two figures); or

(b)	if the Committee decides, the average of the price determined under (a) above over up to 5 consecutive Business Days, or up to such number of consecutive Business Days as determined by the Committee, ending on the previous Business Day;

(ii)	otherwise, the market value of a Share as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992; or

(iii)	such value as the Committee may decide;

“Option” means a right in the form of an option to acquire Shares granted under, and exercisable in accordance with, the Plan;

“Participant” means a person holding or who has held an Award or, after death, that person’s personal representatives;

“Performance Conditions” means any performance conditions imposed under rule 2.4 (Terms of Awards);

“Performance Period” means the period in respect of which any Performance Conditions are to be satisfied;

“Phantom Award” means a conditional right granted under the Plan to receive a cash sum linked to the value of a number of notional Shares;

“Plan” means the plan constituted by these rules and its schedules known as the InterContinental Hotels Group PLC Deferred Award Plan, as amended from time to time;

“Remuneration Policy” means the Company’s prevailing Directors’ Remuneration Policy;

“Share” means a fully paid ordinary share in the capital of the Company;

“Tax” means any tax and social security charges (and/or any similar charges or levies, including, interest), wherever arising, in respect of a Participant’s Award or otherwise arising in connection with that Participant’s participation in the Plan;

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“Vesting” means:

(i)	in relation to a Conditional Award, a Participant becoming entitled to the Shares;

(ii)	in relation to a Forfeitable Award, the forfeiture provisions (in the form of Performance Conditions and/or other Conditions) applicable to the Shares ceasing to apply other than in connection with the Malus and Clawback Policy and rule 5.4 (Overriding discretion);

(iii)	in relation to an Option, the Option becoming exercisable; and

(iv)	in relation to a Phantom Award, a Participant becoming entitled to the cash sum,

and “Vest”, “Vested” and “Unvested” will be understood accordingly; and

“Vesting Date” means the date specified at the Award Date on which an Award is expected to Vest.

1.2	Interpretation

In this Plan, the singular includes the plural and the plural includes the singular. References to any enactment or statutory requirement will be understood as references to that enactment or requirement as amended or re-enacted and they include any subordinate legislation made under it.

1.3	Award tranches

Where an Award is made up of different tranches with different Vesting Dates, each tranche will be considered a separate Award for the purposes of interpreting and administering this Plan, except for the purposes of rule 5.6 (Option tranches).

2.	Granting Awards

2.1	Eligibility

The Committee may only grant an Award to someone who is an Employee at the Award Date.

2.2	Timing of grant

Awards may only be granted within 42 days starting on any of the following:

2.2.1	the day on which the Company’s shareholders approve the Plan;

2.2.2	the Business Day following the day on which the Company’s results are announced or, where not announced, are published for any period;

2.2.3	any day on which changes to the legislation or regulations affecting share plans are announced or take effect;

2.2.4	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards; and

2.2.5	the day Dealing Restrictions, which prevented the granting of Awards during the periods specified above, are lifted.

No Awards may be granted after the termination of the Plan.

2.3	Making an Award

Awards will be granted by deed or in any way which ensures the Awards are contractually enforceable.

Participants will be notified of the terms of their Awards as soon as practicable.

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The Committee may require Participants to accept Awards or specific terms and may provide for Awards to lapse if they are not accepted within the time specified.

The Committee may allow Participants to disclaim all or part of an Award within a specified period. If an Award is disclaimed, it will be deemed never to have been granted.

2.4	Terms of Awards

Awards are subject to the rules of the Plan.

The Committee will approve the terms of an Award, including:

2.4.1	the Award Date;

2.4.2	the Award type;

2.4.3	the number of Shares subject to the Award or the basis for calculating the number of Shares;

2.4.4	the Vesting Date;

2.4.5	in the case of an Option, the Exercise Period, any amount payable to exercise the Option and any Conditions on exercise;

2.4.6	if the Award is subject to any Performance Conditions, details of those Performance Conditions and the applicable Performance Period;

2.4.7	details of any other Conditions;

2.4.8	whether Dividend Equivalents will apply (other than in relation to a Forfeitable Award);

2.4.9	in the case of a Forfeitable Award, whether the Participant is required to waive their rights to dividends and/or vote in respect of the Shares subject to the Award;

2.4.10	whether the Malus and Clawback Policy will apply;

2.4.11	details of any Holding Period; and

2.4.12	whether the Participant may be required to enter into any election for a particular tax and/or social security treatment in respect of an Award and/or any Shares and any consequences of failing to make the election.

2.5	Forfeitable Awards

A Forfeitable Award will be subject to forfeiture provisions in the form of Performance Conditions and/or other Conditions.

2.6	Performance Conditions

The Committee may make Vesting conditional on the satisfaction of one or more performance conditions.

For Executive Directors, the application of Performance Conditions and the Performance Period will be consistent with the Remuneration Policy.

The Committee may change a Performance Condition in accordance with its terms or if anything happens that causes the Committee to reasonably consider it appropriate to do so. A changed Performance Condition will not be materially less or more difficult to satisfy than the original condition was intended to be at the Award Date.

The Committee will notify any relevant Participant as soon as practicable after any change.

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2.7	Other Conditions

The Committee may impose other Conditions on Vesting or exercise. The Committee may change those Conditions in accordance with their terms or if anything happens which causes the Committee to reasonably consider it appropriate to do so.

For Executive Directors, the requirement for Conditions on Vesting, and the period over which they will be measured, will be consistent with the Remuneration Policy.

The Committee will notify any relevant Participant as soon as practicable after any change.

2.8	Malus and Clawback

If there is any discrepancy between the Malus and Clawback Policy and the Plan, the Malus and Clawback Policy will prevail.

2.9	Administrative errors

If the Committee grants an Award:

2.9.1	in error, or with error, it will be deemed never to have been granted and/or will immediately lapse; and/or

2.9.2	which is inconsistent with any provisions in this Plan, it will take effect only to the extent permissible under the Plan and will otherwise be deemed never to have been granted and/or will immediately lapse.

2.10	Phantom Awards

A Phantom Award will not confer any right to receive Shares or any interest in Shares. The Plan will be interpreted and applied to reflect the fact that Phantom Awards are granted in respect of notional Shares only and are settled in cash rather than Shares.

2.11	Shareholding Policy

Where a Participant is subject to the Shareholding Policy, the Shareholding Policy will apply to the Participant’s Awards and any Shares acquired pursuant to those Awards. For these purposes, “Shareholding Policy” means any policy of InterContinental Hotels Group PLC in relation to shareholding that requires a minimum shareholding by certain individuals, as in force from time to time.

3.	Participant limits

Awards to Executive Directors may only be granted in accordance with the limits set out in the Remuneration Policy.

Awards to any other Employees may not be granted in excess of the limits which apply to Executive Directors, unless otherwise determined by the Committee.

4.	Share dilution limits

4.1	Share limits

An Award may not be granted that would cause:

4.1.1	the total number of Shares that have been Allocated in the previous 10 years (or could still be Allocated by virtue of rights granted) under the Plan and under any other employee share plans operated by the Company to exceed 10% of the ordinary share capital of the Company in issue; or

4.1.2	the total number of Shares that have been Allocated in the previous 10 years (or could still be Allocated by virtue of rights granted) under the Plan and under any other discretionary employee share plans operated by the Company to exceed 5% of the ordinary share capital of the Company in issue.

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4.2	Calculating the number of Shares

For the purposes of this rule 4 (Share dilution limits):

4.2.1	Shares are considered to be "Allocated" when allotted and issued as new shares, or transferred from treasury. However, if relevant institutional investor guidelines cease to require treasury shares to be taken into account for these purposes, then treasury Shares will not count towards these Share limits;

4.2.2	where there has been a variation in the share capital of the Company as described in rule 15 (Variations in share capital), the number of Shares taken into account for the purposes of the Share limits will be adjusted as the Committee considers appropriate to take account of the variation.

5.	Vesting and exercise of Awards

5.1	Timing of Vesting

An Award will Vest on the latest of:

5.1.1	the Vesting Date; and

5.1.2	the date it is decided that any Performance Conditions and/or other Conditions are satisfied,

unless otherwise determined by the Committee.

5.2	Extent of Vesting

An Award will Vest to the extent that the Committee decides that any Performance Conditions and/or other Conditions are satisfied.

5.3	Fractions

Where an Award would otherwise Vest over a fraction of a Share, the Shares that will Vest will be rounded down to the nearest whole Share, unless otherwise determined by the Committee.

5.4	Overriding discretion

The Committee may adjust the extent to which an Award will Vest if it considers the extent of Vesting would otherwise not be appropriate, including when considering:

5.4.1	the wider performance of the Group;

5.4.2	the conduct, capability or performance of the Participant;

5.4.3	the experience of stakeholders;

5.4.4	any windfall gains;

5.4.5	the total value that would otherwise be received by the Participant compared to the maximum value that the Award was intended to deliver; or

5.4.6	any other reason at the discretion of the Committee.

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5.5	Process for exercise of Options

A Participant may exercise an Option by giving notice at any time during the Exercise Period in the manner decided by the Committee.

The exercise of an Option is effective on the date of receipt of the notice (and the exercise price, if required).

If notice to exercise is given but any Exercise Conditions are not met at the time of receipt of notice, such exercise will be processed as soon as practicable following determination by the Committee that such Exercise Conditions have been met.

An Option may be exercised in full or in part.

5.6	Option tranches

The Committee may decide that if

5.6.1	an Option is made up of different tranches; and

5.6.2	the Option is exercised,

all tranches of that Option that are then capable of exercise will be exercised on that occasion.

6.	Lapsing

An Award will lapse to the extent any part of it is no longer capable of Vesting (or of being exercised).

To the extent an Award lapses, it cannot Vest, or be exercised, under any other provision of the Plan. This means that, to the extent the Award lapses, the Participant has no right to receive the Shares or cash comprised in the Award.

In the case of a Forfeitable Award, the beneficial and legal title to the Shares will immediately transfer to the Company or such other person and on such terms as the Committee specifies, and the Participant will enter into such documents and take all actions that the Company requires to effect or facilitate the transfer.

7.	Settlement of Awards

7.1	Delivery of Shares or cash

If an Award Vests, the Committee will arrange for the delivery of Shares or cash to the Participant as soon as practicable after Vesting or, in the case of an Option, exercise.

In the case of a Forfeitable Award, if it is not already held by the Participant, the legal interest in the Shares will be transferred to the Participant or otherwise in accordance with the Participant’s instructions.

7.2	Phantom Award payment

In the case of a Phantom Award, the cash sum will be equal to the aggregate Market Value of the notional Shares which have Vested.

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7.3	Dividend Equivalents

Where a Conditional Award, an Option or a Phantom Award includes Dividend Equivalents, the Participant will receive:

7.3.1	an amount equal to the dividends, the record date for which falls between the Award Date and Vesting, multiplied by the number of Shares in respect of which the Award Vests; or

7.3.2	if the Committee so decides in the case of Options, an amount equal to the dividends, the record date for which falls between the Award Date and exercise, multiplied by the number of shares of Shares in respect of which the Award is exercised.

Dividend Equivalents will be calculated on such basis as the Committee decides. Special dividends will not be included, unless the Committee decides otherwise.

Any Dividend Equivalents may be paid in cash or in such whole number of shares of Shares (rounded down) that have an aggregate Market Value at Vesting (or where rule 7.3.2 applies, exercise), which is closest to that amount.

Dividend Equivalents will be paid as soon as reasonably practicable following Vesting or, in the case of Options, exercise, as applicable, of the related Award and on the same terms as the related Award.

7.4	Nominee

Shares may be delivered to and held by a nominee on behalf of the Participant and on such terms as the Committee may determine at the Award Date.

7.5	Shareholder rights

Shares issued in connection with this Plan will rank equally in all respects with the Shares in issue on that date.

Participants will only be entitled to rights attaching to Shares from the date of the allotment or transfer to them.

7.6	Cash alternative

The Committee may choose to settle any Award partly or fully in cash. The Participant will have no right to acquire the Shares in respect of which an Award has been settled in cash.

7.7	Share transfer tax

The Committee will arrange payment of any share transfer taxes that arise on grant or settlement.

8.	Investigations

8.1	Relevant investigation

This rule applies where an investigation is ongoing that might lead to Malus and/or Clawback being triggered in relation to a Participant’s Award.

8.2	Impact of investigation

If an investigation is ongoing then, unless the Committee decides otherwise:

8.2.1	the Participant’s Award will not Vest;

8.2.2	if it is an Option, exercise will be suspended; and

8.2.3	where relevant, the Participant’s Award will not be settled,

until the investigation is concluded and then any Award will only Vest, be exercisable or be settled as determined by the Committee. If the Exercise Period of an Option would otherwise have ended, the Committee can decide to extend the period and “Exercise Period” will be understood accordingly.

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9.	Dealing Restrictions

9.1	Application of rule

This rule 9 (Dealing Restrictions) applies if Dealing Restrictions would prohibit the exercise of an Option, delivering or arranging delivery of Shares or cash to settle an Award, and/or the Participant from selling Shares, including if required to discharge Tax.

9.2	Impact of Dealing Restrictions

If Dealing Restrictions apply, then:

9.2.1	an Unvested Award will not Vest until the Dealing Restrictions cease to apply;

9.2.2	any exercise will take effect as soon as practicable after the Dealing Restrictions cease to apply;

9.2.3	if an Exercise Period would otherwise end before the Dealing Restrictions cease to apply, it will be extended to end 30 days after the Dealing Restrictions cease to apply and “Exercise Period” will be understood accordingly; and

9.2.4	the delivery of Shares or cash to settle an Award will not occur until the Dealing Restrictions cease to apply,

unless the Committee decides otherwise.

10.	Holding Period

10.1	Application of rule

An Award granted to an Executive Director will be subject to a Holding Period if required under the Remuneration Policy or any other policy approved by the Committee.

An Award granted to any other Employee may be subject to a Holding Period, as set out in rule 2.4 (Terms of Awards), unless the Committee decides otherwise.

10.2	Impact of Holding Period

If a Holding Period applies, the Shares acquired on Vesting or exercise may not be transferred, assigned or otherwise disposed of during the Holding Period other than a transfer:

10.2.1	to the Participant’s personal representatives on death;

10.2.2	to a nominee in accordance with rule 10.3 (Nominee);

10.2.3	in accordance with rule 16.1 (Withholding);

10.2.4	under the Malus and Clawback Policy;

10.2.5	in connection with an event described in rule 13 (Takeovers and other corporate events) or rule 15.1 (Adjustments to Awards); or

10.2.6	otherwise with the agreement of the Committee,

and any such attempted action will be invalid and ineffective.

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10.3	Nominee

Following Vest, or exercise, as applicable, the Committee may decide that Shares will be delivered to and held by a nominee on behalf of the Participant until the expiry of the Holding Period on such terms as the Committee may decide.

At the end of the Holding Period, the Participant may direct that the Shares are transferred from the nominee arrangement.

10.4	Phantom and cash-settled Awards

The Committee will decide if and how any Holding Period will operate in relation to cash and will communicate this to the Participant.

10.5	Proof of ownership

If the Committee requires, a Participant must provide proof of continued beneficial ownership of the Shares during and at the end of the Holding Period.

11.	Leaving

11.1	Leaving – before Vesting

Where a Participant Leaves before Vesting, the Award will lapse on the date the Participant Leaves, unless other provisions of this rule 11 (Leaving) apply.

If a Participant Leaves for a Good Leaver Reason before Vesting, the Award will:

11.1.1	if the reason is death, Vest on the date of death, or as soon as practicable following such date;

11.1.2	otherwise continue until the normal date of Vesting, unless the Committee determines otherwise; and

11.1.3	Vest, and, for an Option, become exercisable only to the extent prescribed by rule 11.4 (Good leavers – Vesting and exercise).

11.2	Leaving – after Vesting

If a Participant Leaves after Vesting, the Award will:

11.2.1	continue in accordance with the Plan; and

11.2.2	in the case of an Option, be exercisable for a period of 6 months (12 months in the case of the Participant’s death) from the date the Participant Leaves (or such longer period as the Committee decides) and will then lapse, unless otherwise determined by the Committee.

11.3	Summary dismissal

If, at any time, a Participant is summarily dismissed or Leaves in circumstances where the Participant’s employer would have been entitled to summarily dismiss the Participant (in the opinion of the Committee) then that Participant’s Awards will immediately lapse.

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11.4	Good leavers – Vesting and exercise

If this rule 11.4 (Good leavers – Vesting and exercise) applies:

11.4.1	An Award will only Vest:

11.4.2	to the extent that the Committee decides any Performance Conditions and/or other Conditions have been satisfied, unless the Committee decides otherwise;

(i)	in accordance with any adjustment under rule 5.4 (Overriding discretion); and

(ii)	pro-rata to reflect the period from the Award Date until the date the Participant Leaves, as a proportion of the period from the Award Date until the Vesting Date unless the Committee decides otherwise, and, to the extent the Participant’s Award does not Vest, it will then lapse; and

11.4.3	Options will be exercisable for a period of 6 months (12 months in the case of the Participant’s death) from Vesting (or such longer period as the Committee decides) and will then lapse. This will not extend any Exercise Period that would otherwise apply to an Award.

11.5	Leaving - Holding Period

Where a Participant Leaves, any Holding Period will continue to apply unless the Committee decides otherwise, except on death, where any Holding Period will cease to apply.

11.6	Changing role and/or responsibilities

Where a Participant’s role and/or responsibilities within the Group significantly change, but the Participant does not Leave, the Committee may decide to treat that Participant as Leaving for the purposes of any Awards which have not Vested, in which case the Participant will be treated in respect of those Awards as Leaving for a Good Leaver Reason, unless the Committee decides otherwise.

12.	Mobile Participants

12.1	Application of rule

If a Participant moves from one jurisdiction to another or becomes tax resident in a different jurisdiction and, as a result, there may be adverse legal, regulatory, tax or administrative consequences for the Participant and/or a Member of the Group in connection with an Award then the Committee may adjust that Participant’s Award so that the Award is on such terms, subject to such conditions and over such Shares (or other type of securities or cash) as the Committee may consider appropriate.

12.2	Cancellation

If the Committee decides that the adjustment of an Award under rule 12.1 (Application of rule) is not practicable or appropriate, the Committee may decide that the Award will lapse.

12.3	Notifying Participants

The Committee will notify affected Participants of any adjustment or decision made under this rule 12 (Mobile Participants) as soon as practicable.

13.	Takeovers and other corporate events

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13.1	Takeovers

For the purposes of this rule 13 (Takeovers and other corporate events), a takeover occurs when:

13.1.1	a general offer to acquire Shares made by a person (or a group of persons acting in concert) becomes wholly unconditional;

13.1.2	under Section 895 of the Companies Act 2006 or equivalent procedure under local legislation, a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or

13.1.3	a person (or a group of persons acting in concert) obtains Control of the Company in any other way.

13.2	Other corporate events

If the Company is or may be affected by:

13.2.1	any demerger, delisting, distribution (other than an ordinary dividend) or other transaction which, in the opinion of the Committee, might affect the current or future value of any Award; or

13.2.2	any reverse takeover (not within rule 13.2.1 above), merger by way of a dual listed company or other significant corporate event, as determined by the Committee,

the Committee may decide that, for the purposes of this this rule 13 (Takeovers and other corporate events), such event should be treated as if it were a takeover event within rule 13.1 (Takeovers).

13.3	Time of Vesting

Where one of the events set out in rule 13.1 (Takeovers) occurs or the Committee decides pursuant to rule 13.2 (Other corporate events) that an event should be treated in the same way as a takeover, Awards will Vest to the extent provided in rule 13.5 (Extent of Vesting) on the date of such event, unless rule 14 (Exchange of Awards) applies or the Committee decides otherwise.

13.4	Winding up

If notice is given of a resolution for the voluntary winding up of the Company, Awards will Vest on the date the notice is given in accordance with rule 13.5 (Extent of Vesting).

13.5	Extent of Vesting

If this rule 13.5 (Extent of Vesting) applies:

13.5.1	an Award will Vest:

13.5.2	to the extent that the Committee decides any Performance Conditions and/or other Conditions have been satisfied, unless the Committee determines otherwise;

(i)	pro-rata to reflect the period from the Award Date until the date of Vesting, as a proportion of the period from the Award Date until the Vesting Date unless the Committee decides otherwise; and

(ii)	in accordance with any adjustment under rule 5.4 (Overriding discretion),

and to the extent the Participant’s Award does not Vest, it will then lapse.

13.5.3	Where an Option Vests pursuant to this rule 13 (Takeovers and other corporate events) or was already Vested, it will be exercisable for a period of 1 month from the date of the relevant event, or within such other period as the Committee decides, and then will lapse. This will not extend any Exercise Period that would otherwise apply to an Award.

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13.6	Malus and Clawback

If this rule 13 (Takeovers and other corporate events) applies to an Award, the Committee may determine that Malus and Clawback will no longer apply to the Award or will be varied in its application to the Award.

In relation to any cash or Shares acquired prior to the relevant event, Malus and Clawback will continue to apply, with such amendments as the Committee determines.

13.7	Holding Period

If this rule 13 (Takeovers and other corporate events) applies to an Award, any applicable Holding Period will cease to apply to an Award unless the Committee determines that it should continue to apply until its expiry in accordance with the Plan and the terms of the Award.

14.	Exchange of Awards

14.1	Meaning of “Acquirer”

For the purposes of this rule 14 (Exchange of Awards), “Acquirer” means a person that obtains Control of the Company.

14.2	Application of rule

Where any event within rule 13.1 (Takeovers), is expected to or does apply, including where the Committee decides pursuant to rule 13.2 (Other corporate events) that an event should be treated in the same way as a takeover:

14.2.1	if the relevant event constitutes a corporate reorganisation of the Company where substantially all the shareholders of the Company immediately before the reorganisation will continue to have Control immediately afterwards, Awards will not Vest under rule 13 (Takeovers and other corporate events) but will instead, along with Vested Awards, be exchanged for new awards, unless the Committee decides otherwise; and

14.2.2	in any other case, the Committee may, with the consent of the Acquirer, decide that Awards will not Vest under rule 13 (Takeovers and other corporate events) but will instead, along with Vested Awards, be exchanged for new awards.

14.3	Timing of exchange

Any such exchange will take place on (or as soon as practicable after) the relevant event under rule 13 (Takeovers and other corporate events).

14.4	Exchange terms

Any new award will be granted on such terms and over such shares (or other types of securities) as the Committee decides. Participants will enter into such arrangements and/or documents as the Committee requires in order to give effect to the terms of the new award.

14.5	Interpretation following exchange

Unless the Committee decides otherwise, any new award that is subject to the Plan will be interpreted as if references to Shares are references to the shares (or other securities) over which the new award is granted and references to the Company are to such company as the Committee decides.

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15.	Variations in share capital

15.1	Adjustments to Awards

If there is:

15.1.1	a variation in the issued share capital of the Company, including a capitalisation or rights issue, open offer, sub-division, consolidation or reduction of share capital;

15.1.2	a demerger (in whatever form);

15.1.3	a special dividend or distribution; or

15.1.4	any other transaction which the Committee decides will materially affect the value of the Shares,

and where the Committee has not decided pursuant to rule 13.2 (Other corporate events) that such event will be treated as a takeover, the Committee may adjust the Award so that the Award is on such terms and over such number or class of Shares as the Committee considers appropriate.

15.2	Notice of Adjustments

The Committee will notify Participants of any adjustment made under rule 15.1 (Adjustments to Awards) as soon as practicable.

16.	Tax

16.1	Withholding

Any Member of the Group, any employing company, the trustee of any relevant employee benefit trust or any third-party provider nominated by the Committee may:

16.1.1	withhold such amounts from a Participant (including deducting such amounts from any cash payment owed to the Participant) and retain some or all of it;

16.1.2	sell some or all of the Shares to which the Participant is entitled under the Plan on behalf of the Participant;

16.1.3	reduce some of the Shares to which the Participant is entitled under the Plan on behalf of the Participant (in accordance with rule 7.6 (Cash alternative)); or

16.1.4	make such other withholding arrangements as it considers necessary or desirable,

to meet any liability for Taxation, collect any outstanding exercise price and to meet any applicable dealing and/or currency exchange costs and other associated costs.

16.2	Participant indemnity

A Participant indemnifies the Group for that Participant’s liability for Tax.

17.	Terms of employment

17.1	Application

This rule 17 (Terms of employment) applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

17.2	Not part of employment contract

Nothing in the rules of the Plan or the operation of the Plan forms part of an Employee’s contract of employment or alters it. The rights and obligations arising from the employment or former employment relationship between the Employee and the relevant Member of the Group are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, employment (continued or otherwise).

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17.3	No future expectation

No Employee has a right to participate in the Plan. Participation in the Plan or the grant of an Award on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of an Award on the same, or any other, basis (or at all) in the future.

17.4	Decisions and discretion

The terms of the Plan do not entitle the Employee to the exercise of any discretion in the Employee’s favour. The Employee will have no claim or right of action in respect of any decision, omission or discretion which may operate to the disadvantage of the Employee.

17.5	No compensation

No Employee has any right to compensation or damages for any loss (actual or potential) in relation to the Plan, including any loss in relation to:

17.5.1	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

17.5.2	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure or delay to exercise a discretion or take a decision; and

17.5.3	the operation, suspension, termination or amendment of the Plan.

17.6	Waiver

By participating in the Plan, an Employee agrees to waive all rights which might otherwise arise under the Plan, other than the right to acquire Shares or cash (as appropriate) subject to and in accordance with the explicit rules of the Plan, in consideration for and as a condition of the grant of an Award.

18.	General

18.1	Data protection

Participation in the Plan will be subject to:

18.1.1	any data protection policies applicable to any relevant Member of the Group;

18.1.2	any applicable privacy notices; and

18.1.3	where requested, any applicable consents.

18.2	Consents and filings

All allotments, issues and transfers of Shares or cash payments will be subject to the Company’s articles of association and any necessary consents or filings required in any relevant jurisdiction. The Participant will be responsible for complying with any requirements needed in order to obtain, or to avoid the necessity for, any such consents or filings.

18.3	Source of Shares

Awards may be settled using newly issued Shares, Shares transferred from treasury and Shares purchased in the market.

18.4	Listing

If, and for as long as the Shares are listed on the London Stock Exchange (or, if the Committee decides, any other stock exchange on which the Shares are traded), the Company will apply as soon as practicable for the listing and admission to trading on such exchange of any Shares issued in connection with the Plan.

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18.5	Notices

Any notice or other communication required under this Plan will be given in writing, which may include electronic means.

Any notice or other communication to be given to an Employee or Participant may be delivered by electronic means (including by email, through the Group’s intranet or a share plan portal), personally delivered or sent by ordinary post to such address as the Committee reasonably considers appropriate.

Any notice or other communication to be given to the Company or its agents may be delivered or sent to its registered office or such other place and by such means as the Committee or the Company’s agents may specify and notify to Employees and/or Participants, as relevant.

Notices or other communications:

18.5.1	sent electronically will be deemed to have been received immediately (if sent during usual business hours) or at the opening of business on the next Business Day (if sent outside usual business hours);

18.5.2	that are personally delivered will be deemed to have been received when left at the relevant address (if left during usual business hours) or at the opening of business on the next Business Day (if left outside usual business hours); and

18.5.3	sent by post will be deemed to have been received 24 hours after posting to a UK address or 3 days after posting to an address outside the UK,

unless there is evidence to the contrary.

All notices or communications to be given to Employees or Participants are given and sent at the risk of the addressee. No Member of the Group has any liability in respect of any notice or communication given or sent, nor need they be concerned to see that the addressee actually receives it.

18.6	Third party rights

Except as otherwise expressly stated to the contrary, nothing in the Plan confers any benefit, right or expectation on any person other than an Employee, Participant or Member of the Group. No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 (or any similar legislation in an overseas jurisdiction) to enforce any rule of this Plan.

18.7	Bankruptcy

A Participant’s Award will lapse if the Participant becomes bankrupt or enters into a compromise (or any overseas equivalent) with the Participant’s creditors generally, other than where the compromise (or overseas equivalent) is entered into by the Participant voluntarily and at the Participant’s complete discretion.

18.8	Not pensionable

None of the benefits that may be received under the Plan are pensionable.

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18.9	Not transferable

A Participant’s Award will lapse if the Participant transfers, assigns, charges or otherwise disposes of the Award or any of the rights in respect of it, whether voluntarily or involuntarily (other than to that Participant’s personal representatives on death).

18.10	Currency conversions

Any conversion of money into different currencies (whether notional or actual) will be done at a time and rate of exchange that the Committee decides.

No Member of the Group will be liable for any loss due to movements in currency exchange rates or conversion or money transfer charges.

19.	Administration

19.1	Administration of the Plan

The Plan will be administered by the Committee, which has authority to make such rules and regulations for the administration of the Plan as it considers necessary or desirable. The Committee may delegate any and all of its rights and powers under the Plan.

19.2	Committee decisions

All decisions of the Committee in connection with the Plan and its interpretation and the terms of any Awards (including in any dispute) will be final and conclusive.

The Committee will decide whether and how to exercise any discretion in the Plan.

19.3	Severance of rules

If any provision of the Plan is held to be invalid, illegal or unenforceable for any reason by any court with jurisdiction then, for the purposes of that jurisdiction only:

19.3.1	such provision will be deleted; and

19.3.2	the remaining provisions will continue in full force and effect,

unless the Committee decides otherwise.

19.4	Language

Where there is any conflict between the terms of the English version of the Plan, the Awards and/or any ancillary documents and a version in any other language, the English language version will prevail.

20.	Changing the Plan and termination

20.1	General power

Except as otherwise provided by rule 20.2 (Shareholder approval), the Committee may change the Plan in any way and at any time.

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20.2	Shareholder approval

The Committee will obtain prior approval of shareholders by ordinary resolution for any change to the Plan which is to the advantage of present or future Participants and which relates to any of the following:

20.2.1	the persons who may receive Shares or cash under the Plan;

20.2.2	the total number or amount of Shares or cash which may be delivered or paid under the Plan;

20.2.3	the maximum entitlement for any Participant;

20.2.4	the basis for determining a Participant’s entitlement to, and the terms of, Shares or cash provided under the Plan and the rights of a Participant in the event of a variation made under rule 15.1.1; and

20.2.5	this rule 20.2 (Shareholder approval).

20.3	Shareholder approval – minor changes exception

The Committee need not obtain shareholder approval for any minor changes to the Plan which are to:

20.3.1	benefit the administration of the Plan;

20.3.2	comply with or take account of a change in legislation; and/or

20.3.3	obtain or maintain favourable tax, exchange control or regulatory treatment of any Member of the Group or any present or future Participant.

20.4	Participant consent

If a proposed change would be to the material disadvantage of one or more Participants in respect of existing rights under the Plan, then the Committee must obtain the written consent of the affected Participant(s).

The Committee need not obtain Participant consent for any minor changes which are to:

20.4.1	benefit the administration of the Plan;

20.4.2	comply with or take account of a change in legislation; and/or

20.4.3	obtain or maintain favourable tax, exchange control or regulatory treatment of any Member of the Group or any present or future Participant.

20.5	Notice of change

The Committee will give written notice of changes to Participants whose Awards are materially affected.

20.6	International variations

The Committee may establish plans or schedules based on the Plan, but modified to take account of any local tax, exchange control or securities laws in other jurisdictions.

20.7	Termination of the Plan

The Plan will terminate on 5th May 2033 (or on such earlier date as the Committee decides). Termination will not affect existing rights under the Plan.

21.	Governing law and jurisdiction

The laws of England and Wales govern the Plan and all Awards. The courts of England and Wales have exclusive jurisdiction in respect of any disputes arising in connection with the Plan or any Award.

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Appendix 1
Awards granted to US taxpayers (409A exempt)

The purpose of this Appendix is to make certain variations to the terms of the Plan in the case of its operation for Participants who are US Taxpayers. In the event that a Participant becomes a US Taxpayer after the Award Date, then the Participant’s Awards will immediately be modified in a manner consistent with the provisions of this Appendix 1, if the Committee so determines. References in this Appendix to Awards granted to US Taxpayers shall include Awards held by a Participant who becomes a US Taxpayer subsequent to the Award Date.

1.	Meaning of words used

“Award Short-Term Deferral Period” means the period commencing on the date that a Conditional Award is no longer subject to a “substantial risk of forfeiture” for the purposes of Section 409A and ending upon the 15th day of the third month following the end of the Taxable Year in which such Award first is no longer subject to the substantial risk of forfeiture;

“Section 409A” means Section 409A of the US Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued under it, collectively, and “Treasury Regulations” will be understood accordingly;

“Short-Term Deferral Period” means the Award Short-Term Deferral Period;

“Taxable Year” means the calendar year or, if later, the end of the taxable year of the Member of the Group that employs the US Taxpayer; and

“US Taxpayer” means a Participant who is subject to US federal income taxation on the Award Date, or who is expected to become subject to US federal income taxation following the Award Date, or who becomes subject to US federal income taxation following the Award Date but prior to the date upon which the Award Vests.

2.	Grant of Awards

If a Participant becomes subject to any US tax or social security contributions liability in connection with an Award after the Award Date, any Unvested Option that they hold at that time will be treated as if it had been granted as a Conditional Award without any further action on the part of the Participant or the Company. Such Conditional Award, if determined by the Company, will be governed by the terms of this Appendix 1.

3.	Settlement of Awards

3.1	Timing for payment

Notwithstanding any of the rules of the Plan and except as otherwise permitted by paragraph 2.2 (Permissible delay) of this Appendix, an Award granted to a US Taxpayer must be settled under rule 7 (Settlement of Awards) no later than the end of the Award Short-Term Deferral Period

3.2	Permissible delay

In the event that an Award granted to a US Taxpayer has not been settled by the end of the Award Short-Term Deferral Period because settlement would have violated applicable law, then to the extent permissible under Section 1.409A-1(b)(4)(ii) of the proposed Treasury Regulations, such settlement may be delayed so long as the Award is then settled at the earliest date at which it is reasonably anticipated that such law no longer prevents such settlement.

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3.3	Leavers

If a US Taxpayer Leaves and, in accordance with paragraph 2.1 (Timing for payment) above and an Award is satisfied before the Vesting Date, then the Shares or cash (as applicable) acquired by the US Taxpayer may not be transferred, assigned or otherwise disposed of by or on behalf of the US Taxpayer before the Vesting Date other than:

3.3.1	to the US Taxpayer’s personal representatives in the event of the US Taxpayer’s subsequent death;

3.3.2	to a nominee on behalf of the US Taxpayer;

3.3.3	in accordance with rule 16.1 (Withholding) to fund any liability for Tax (as well as any applicable dealing and/or currency exchange costs and other associated costs);

3.3.4	due to any Malus and/or Clawback being triggered; or

3.3.5	if the Committee decides otherwise.

4.	Dividend Equivalents

Any Dividend Equivalents in respect of an Award granted to a US Taxpayer shall be paid under rule 7.3 (Dividend Equivalents) no later than the end of the Award Short-Term Deferral Period (for Dividend Equivalents on Awards other than Options), or such later date permitted by paragraph 3 (Settlement of Awards) of this Appendix.

5.	No extension of Short-Term Deferral Period

5.1	Delay for investigations

The application of rule 8 (Investigations) to an Award granted to a US Taxpayer will not impose an additional, or extend the existing, substantial risk of forfeiture applicable to the Award for the purposes of Section 409A, and will not extend the deadline for settlement under paragraph 3 (Settlement of Awards) or payment under paragraph 4 (Dividend Equivalents) of this Appendix.

5.2	Dealing Restrictions

The application of Dealing Restrictions to an Award granted to a US Taxpayer will not impose an additional, or extend the existing, substantial risk of forfeiture applicable to the Award for the purposes of Section 409A, and will not extend the deadline for settlement under paragraph 3 (Settlement of Awards) or payment under paragraph 4 (Dividend Equivalents) of this Appendix.

5.3	Holding Period

For the avoidance of doubt, any Holding Period imposed by the Company with respect to an Award granted to a US Taxpayer will not impose an additional or extend the existing substantial risk of forfeiture applicable to such Award for the purposes of Section 409A.

6.	Changes to Awards

6.1	Conditions

Any Performance Conditions or other Conditions applicable to an outstanding Award granted to a US Taxpayer may not be altered if and to the extent that the alteration would result in the Short-Term Deferral Period ending earlier, except where the condition is waived.

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6.2	Adjustments

Where there is to be an adjustment of an Award granted to a US Taxpayer pursuant to rule 12 (Mobile Participants), the Committee will attempt to structure the terms of the adjustment so that it does not violate Section 409A.

6.3	Takeovers and restructurings

Where there is to be an adjustment of an Award granted to a US Taxpayer pursuant to rule 13 (Takeovers and other corporate events), the Committee shall attempt to structure the terms of the adjustment of the Award such that the adjustment does not violate Section 409A.

6.4	Exchange of Awards

Where there is to be an exchange of an Award granted to a US Taxpayer pursuant to rule 14 (Exchange of Awards), the Committee shall attempt to structure the terms of the exchange and the new award under rule 14 (Exchange of Awards) such that neither the exchange nor the new award violate Section 409A.

6.5	Changing the Plan or Awards

Notwithstanding rule 20 (Changing the Plan and termination), any amendment to the Plan (including any Appendix to the Plan) or an Award will only be effective with respect to an Award granted to a US Taxpayer to the extent that it does not cause the Award to violate Section 409A.

7.	General

7.1	Intention

Awards granted to US Taxpayers, and any Dividend Equivalents in respect of such Awards, under this Appendix are intended to be exempt from the requirements of Section 409A under the short-term deferral exception described in Section 1.409A-1(b)(4) of the Treasury Regulations, and the Plan (including this Appendix) will be interpreted and administered consistent with this intention with respect to Awards granted to US Taxpayers and any Dividend Equivalents in respect of such Awards.

7.2	No guarantee

Notwithstanding any other provision of the Plan (including any Appendix to the Plan) or any Award, no Member of the Group guarantees or warrants to any person that an Award granted to a US Taxpayer is exempt from Section 409A. Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on the US Taxpayer in connection with the Plan (including any Appendix to the Plan) or any Award, including any taxes, penalty or interest under Section 409A. No Member of the Group shall have any obligation to indemnify or otherwise hold a US Taxpayer harmless from any or all of such taxes, penalty or interest.

7.3	Conflict

In the event of any conflict between a provision of the main rules of the Plan and a provision of this Appendix, with respect to an Award granted to a US Taxpayer under this Appendix, the provisions of this Appendix will take precedence.

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Appendix 2
Awards granted to US taxpayers (409A compliant)

The purpose of this Appendix is to make certain variations to the terms of the Plan in the case of its operation for Participants who are US Taxpayers. In the event that a Participant becomes a US Taxpayer after the Award Date, then the Participant’s Conditional Awards will immediately be modified in a manner consistent with the provisions of this Appendix 2, if the Committee so determines. Conditional Awards subject to this Appendix are intended to comply with Section 409A. Where there is any conflict between the rules of the Plan and this Appendix, the terms of this Appendix will prevail.

1.	Meaning of words used

“Change in Control Event” means an event described in rule 13 (Takeovers and other corporate events) that also qualifies as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, in accordance with Section 1.409A-3(i)(5) of the Treasury Regulations;

“Section 409A” means Section 409A of the US Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued under it, collectively, and “Treasury Regulations” will be understood accordingly; and

“US Taxpayer” means a Participant who is subject to US federal income taxation on the Award Date, or who is expected to become subject to US federal income taxation following the Award Date, or who becomes subject to US federal income taxation following the Award Date but prior to the date upon which the Award Vests.

2.	Grant of Awards

If a Participant becomes subject to any US tax or social security contributions liability in connection with an Award after the Award Date, any Unvested Option that they hold at that time will be treated as if it had been granted as a Conditional Award without any further action on the part of the Participant or the Company. Such Conditional Award, if determined by the Company, will be governed by the terms of this Appendix 2.

3.	Conditions

Any Performance Conditions and/or other Conditions imposed on an Award may only be imposed to such extent they are consistent with Section 409A.

4.	Dividend Equivalents

Any Dividend Equivalents in respect of an Award granted to a US Taxpayer shall be paid under rule 7.3 (Dividend Equivalents) in accordance with Section 409A.

5.	Vesting of Award

The Vesting of an Award, and the delivery of the Shares or cash, may only be delayed beyond the Vesting Date as a result of Dealing Restrictions, Investigations or otherwise to the extent permissible under Section 1.409A-2(b)(7)(ii) of the Treasury Regulations where the delivery of Shares or cash in respect of the Award would violate applicable law, in which event, the Award will Vest at the earliest date at which it is reasonably anticipated that such law no longer prevents such delivery of Shares or cash.

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6.	Settlement of Awards

6.1	Delivery of Shares or cash

Except as otherwise provided by rule 13 (Takeovers and other corporate events), where a Conditional Award has Vested, the number of Shares in respect of which the Conditional Award has Vested, or cash where applicable, together with any additional Shares or cash to which a Participant becomes entitled under rule 7.3 (Dividend Equivalents) will be delivered or paid (as applicable) to the Participant or the Participant’s nominee as soon as practicable after the Vesting Date (but in any event no later than 31 December of the calendar year of the Normal Release Date, or if later, the 15 day of the third month following the Vesting Date).

6.2	Delivery - Nominee

Shares may be delivered to and held by a nominee on behalf of the Participant and on such terms as the Committee may determine at the Award Date to the extent it would not result in a violation of Section 409A.

7.	Leaving

If a Participant Leaves for a Good Leaver Reason before Vesting, the Award will:

7.1.1	if the reason is death, Vest on the date of death, or as soon as practicable following such date (but in any event no later than 31 December of the calendar year following the calendar year of the date of death);

7.1.2	otherwise continue until the normal date of Vesting; and

7.1.3	Vest only to the extent prescribed by rule 11.4 (Good leavers – Vesting and exercise).

8.	Takeovers and other corporate events

8.1	Corporate events

Where one of the events set out in rule 13 (Takeovers and other corporate events) occurs, the Awards will Vest on the date such event occurs, unless the relevant event does not qualify as a Change in Control Event and to the extent that the Committee determines that rule 14 (Exchange of Awards) should apply.

8.2	Timing of Vesting

If the relevant event qualifies as a Change in Control Event, then the Award will Vest and the number of Shares in respect of which the Award has been Released together with any additional Shares or cash to which a Participant becomes entitled under rule 7.3 (Dividend Equivalents) will be, delivered or paid (as applicable) to the Participant or the Participant’s nominee as soon as practicable after the relevant event (but in any event no later than 31 December of the calendar year of the relevant event, or if later, the 15 day of the third month following the relevant event).

If the relevant event does not qualify as a Change in Control Event, then the Award will Vest and the number of Shares in respect of which the Award has been Released together with any additional Shares or cash to which a Participant becomes entitled under rule 7.3 (Dividend Equivalents) will be, delivered or paid (as applicable) to the Participant or the Participant’s nominee as soon as practicable after the Vesting Date (but in any event no later than 31 December of the calendar year of the Vesting Date, or if later, the 15 day of the third month following the Vesting Date) or such earlier date permitted by Section 409A.”

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9.	Exchange of Awards

Where any event within rule 13.1 (Takeovers) or 13.2 (Other corporate events), is expected to or does apply, and the relevant event does not qualify as a Change in Control Event, the Committee may decide that Awards will be exchanged for new awards on (or as soon as practicable after) the relevant event. Any new award will be granted on such terms and over such shares as the Committee decides, providing the exchange and the new award does not violate Section 409A.

10.	Adjustments

Where any event within 15.1 occurs, the Committee may adjust the Award so that the Award is on such terms and over such number or class of Shares as the Committee considers appropriate, provided such adjustment does not violate Section 409A.

11.	Tax

In the event that a Participant becomes subject to tax on an Award (or a portion of an Award) prior to the Vesting Date, then to the extent permissible under Section 1.409A-3(j)(4)(vi) or Section 1.409A-3(j)(4)(xi) of the Treasury Regulations, the Committee may to the extent so permitted accelerate the Vest of a portion of the Award and the delivery of the Shares or cash in respect of which the Award has Vested and any additional Shares or cash to which a Participant becomes entitled under rule 7.3 (Dividend Equivalents).

12.	Changing the Plan and termination

12.1	Participant consent

If, at any time, the Company determines that the terms of an Award may violate Section 409A, the Company shall have the authority, but shall not be required, to enter into an amendment of such Award without the consent of the Participant that is designed to avoid the imposition of any additional tax, interest or penalties on the Participant under Section 409A.

12.2	Section 409A

Any amendment will only be effective to the extent that it complies with Section 409A.

13.	General

13.1	Intention

Conditional Awards granted to US Taxpayers, under this Appendix, and any additional Shares or cash to which a Participant becomes entitled under rule 7.3 (Dividend Equivalents) are intended to comply with the requirements of Section 409A, and the Plan (including this Appendix) will be interpreted and administered consistent with this intention with respect to such Conditional Awards.

13.2	No guarantee

Notwithstanding any other provision of the Plan (including this Appendix) or any Conditional Award, no Member of the Group guarantees or warrants to any person that a Conditional Award complies with Section 409A. Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on the US Taxpayer in connection with the Plan and/or this Appendix or any Conditional Award, including any taxes, penalties or interest under Section 409A. No Member of the Group shall have any obligation to indemnify or otherwise hold a US Taxpayer harmless from any or all of such taxes, penalties or interest.

13.3	Conflict

In the event of any conflict between a provision of the main rules of the Plan and a provision of this Appendix, with respect to an Award granted to a US Taxpayer under this Appendix, the provisions of this Appendix will take precedence.

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